Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-236575 on Form N-1A of our report dated June 23, 2026, relating to the financial statements and financial highlights of iShares Securitized Income Active ETF (formerly known as BlackRock U.S. Mortgage Portfolio) (the “Fund”), appearing in the Form N-CSR of the Fund for the period ended April 30, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 24, 2026